AZZ incorporated Previews Expected FY2015 Financial Performance Compared to Guidance, Reaffirms FY2016 Guidance, Announces Date for Fourth Quarter and Full Year FY2015 Financial Results, and Announces Payment of Dividend

April 6, 2015 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced expected revenue and earnings performance versus previously issued guidance for fiscal year 2015. Fiscal year 2015 refers to the 12 month period beginning March 1, 2014 and ending on February 28, 2015.

Preview of FY2015 financial performance

Tom Ferguson, president and chief executive officer of AZZ, said, “Based upon the evaluation of information currently available to management, we are projecting our fiscal 2015 earnings to be slightly above the midpoint of the previously issued range of $2.40 to $2.60 per share, and revenues are estimated to be slightly below the previously issued range of $825 to $850 million.”

“Our fiscal 2015 earnings performance is expected to exceed the midpoint of our guidance on enhanced margins in our Energy business segment and our improved effective tax rate. Revenues for fiscal 2015 fell slightly short of the bottom end of guidance, due to a combination of severe weather conditions, continued market uncertainty in oil and gas markets, as well as slight project deferrals in refineries affected by ongoing strikes,” said Mr. Ferguson.

Reaffirms FY2016 guidance

AZZ reaffirms its fiscal 2016 guidance with earnings expected to be within the range of $2.75 to $3.25 per diluted share, and revenues estimated to be within the range of $875 to $925 million. “Our fiscal 2016 guidance reflects our current estimates given the current market conditions, quarterly seasonality, and our plans for organic growth through product innovation, geographic expansion, and leveraging of our sales organization,” said Mr. Ferguson.

Mr. Ferguson continued, “As we have discussed, during the course of the past year, we have set the stage for sustainable profitability as we achieved a number of strategic initiatives, and made substantial progress in improving our operational efficiencies and expanding the global markets we serve, and we are firmly committed to focus on continuing to drive operational excellence, cost control, and strong cash flow.”

Announces upcoming earnings release date

Mr. Ferguson concluded, “We will be holding our fourth quarter and full year fiscal 2015 conference call on April 22, 2015, where we will be reporting the operating results for our fourth quarter and 2015 fiscal year, and will further discuss our fiscal year 2016 guidance.”

Announces Dividend

AZZ also announced today that its Board of Directors has authorized a quarterly cash dividend in the amount of $0.15 per share on the company`s outstanding shares of common stock. The dividend is payable on May 1, 2015, to shareholders of record as of the close of business on April 17, 2015.

Conference Call

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2015 at 11:00 A.M. ET on Wednesday, April 22, 2015. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10062911 or for 30 days at http://www.azz.com/investor-relations.

AZZ incorporated is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com